Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

November 30, 2023
Lumentum Holdings Inc.
1001 Ridder Park Drive
San Jose, California 95131

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Lumentum Holdings Inc. (the “Company”), a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,563,723 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), consisting of: (i) 668,916 shares of common stock to be issued pursuant to the Amended and Restated Share Option Scheme of Cloud Light Optoelectronics Limited (the “Plan”) and (ii) 894,807 shares of common stock which are subject to currently outstanding stock options under the Plan .
On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in compliance with the prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements that accompany each grant or award under the Plan, the Shares will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation /s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation